UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

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[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to Sec. 240.14a-12

Templeton Global Income Fund

(Name of Registrant as Specified In Its Charter)

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TEMPLETON GLOBAL INCOME FUND 300 S.E. 2nd Street Fort Lauderdale, FL 33301

FOR IMMEDIATE RELEASE:

For more information, please contact Franklin Templeton at 1-800-342-5236.

TEMPLETON GLOBAL INCOME FUND ANNOUNCES
LEADING INDEPENDENT PROXY ADVISORY FIRMS ISS AND GLASS LEWIS
BOTH FULLY SUPPORT TEMPLETON GLOBAL INCOME FUND’S NOMINEES

ISS and Glass Lewis Recommend Shareholders Vote on Templeton Global Income Fund’s WHITE Proxy Card “FOR” All of the Fund’s Highly Qualified Candidates

ISS and Glass Lewis Also Recommend AGAINST Saba’s Shareholder Proposal

FORT LAUDERDALE, Fla. – May 31, 2022 – Templeton Global Income Fund [NYSE: GIM] (the “Fund”), today announced that Institutional Shareholder Services Inc. ("ISS") and Glass, Lewis & Co. (“Glass Lewis”), the leading independent proxy advisory firms, have both recommended that shareholders vote on the Fund’s WHITE proxy card FOR all of its nominees -- Mary C. Choksi, Larry D. Thompson, Rupert H. Johnson, Jr., and Gregory E. Johnson -- in connection with the Fund’s 2022 Annual Meeting, scheduled to be held on June 6, 2022.  ISS and Glass Lewis also recommend voting AGAINST Saba’s shareholder proposal to terminate the Fund’s Investment Management Agreement.

Important statements by the proxy advisory firms1 in their voting recommendations FOR the Fund’s nominees and AGAINST the shareholder proposal include:

The Fund’s Nominees Are Well-Qualified with Proven Track Records

•	ISS: “… support for all management nominees on the management WHITE card is warranted.”

•
ISS: “… the board has been more proactive in addressing the concerns of shareholders. This . . . is most evident in the substantial self-tender offer launched late last year, which demonstrated a commitment to providing liquidity to those shareholders interested in exiting.”

•
ISS: “During engagement with ISS, the board indicated that GIM is built defensively, and has historically fared better than peers in drawdowns. This is corroborated by performance year-to-date, which has seen GIM fare better than peers by over 9 percentage points.”

•
Glass Lewis: “We further note the observed gap in GIM's distribution yield has narrowed considerably, the board recently sought and secured a short-term fee waiver to reduce expenses and current trading discounts appear consistent with the peer median.”

•	Glass Lewis: “Accordingly, we recommend shareholders use GIM's WHITE proxy card to vote FOR all nominees.”

Fund Shareholders Should Retain Franklin Advisers Inc. as the Fund’s Investment Adviser

1Permission to quote from the ISS and Glass Lewis reports was neither sought nor obtained.

•
ISS: “…relative [total shareholder return has] been directionally positive. Importantly, this trend has accelerated since the unaffected date, and GIM has outperformed peers since the 2021 [Shareholder Meeting].”

•	ISS: “…Saba has not made a compelling case that the time for a transformational change is now, or that it would be best suited to have control over the board during any such process.”

•	Glass Lewis: “…we do not see meaningful cause for investors to endorse further change at this time.”

The Fund’s Nominees Have Been Responsive to All Shareholders

•	ISS: “GIM has in fact taken steps to be more proactive in managing the NAV discount.”

•
ISS: “GIM is also operating with a 10-basis point fee reduction, effective for six months starting March 1, 2022. Even if interest expense is backed out and the fee reduction is added back, GIM fares better than peers.”

•	Glass Lewis: “…the remaining board draws reasonable attention to what appear to be good faith efforts to address Saba's legacy concerns...”

•	Glass Lewis: “…Saba fails to point investors toward any narrative which suggests its prior slate has been directly or at least substantively responsible for any particularly favorable development…”

YOUR VOTE IS IMPORTANT

VOTE FOR ALL TEMPLETON GLOBAL INCOME FUND’S NOMINEES ON THE WHITE PROXY CARD TODAY

If you have already voted a GOLD proxy card, you may revoke that vote by voting the WHITE proxy card today.

If you need assistance voting, or have any questions about the proxy materials or the meeting in general, please contact AST Fund Solutions (“AST”), our proxy solicitor assisting us in connection with the Meeting. Shareholders may call toll-free at (866) 796-1291. Banks and brokers may call collect at (212) 229-2634.  Representatives are available to assist you Monday through Friday 9 a.m. to 10 p.m. Eastern time.

The Fund’s Notice of Annual Meeting of Shareholders, Proxy Statement and form of Proxy are available on the Internet at https://vote.proxyonline.com/franklin/docs/gim2022.pdf. The form of Proxy on the Internet site cannot be used to cast your vote.

For further information on Templeton Global Income Fund, please visit our web site at: www.franklintempleton.com

Franklin Resources, Inc. [NYSE:BEN] is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 155 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company offers boutique specialization on a global scale, bringing extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has 75 years of investment experience and approximately $1.5 trillion in assets under management as of April 30, 2022. For more information, please visit franklintempleton.com.

Shareholder Contact
(866) 796-1291

Media Contact
Prosek Partners
Brian Schaffer
bschaffer@prosek.com

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